SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

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                                PAYCHEX, INC.
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
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
                                     PAYCHEX

                                  PAYCHEX, INC.
                            911 Panorama Trail South
                         Rochester, New York  14625-0397


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held on October 1, 1998


To the Stockholders:

     The Annual Meeting of Stockholders of Paychex, Inc., will be held at the Rochester Riverside Convention Center, 123 East Main Street, Rochester, New York on Thursday, October 1, 1998. A continental breakfast will be available from 9:00 a.m. to 10:00 a.m. The Annual Meeting will begin at 10:00 a.m. for the following purposes:

     1.   To elect seven directors;

     2. To consider and act upon a proposal to adopt the Paychex, Inc. 1998 Stock Incentive Plan; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on August 5, 1998, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     It is important that all shares be represented at the meeting. The Board of Directors extends a cordial invitation to all stockholders to attend the meeting. However, if you are unable to attend the meeting, you are requested to sign, date and return the enclosed Proxy in the return envelope. You may revoke your Proxy and vote in person if you decide to attend the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS




                                   John M. Morphy
                                   Secretary

Rochester, New York
August 7, 1998

                                 PROXY STATEMENT
                                  PAYCHEX, INC.
                            911 Panorama Trail South
                         Rochester, New York  14625-0397

     The Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board") of Paychex, Inc. ("Company"), a Delaware corporation, to be used at the Annual Meeting of Stockholders to be held on Thursday, October 1, 1998, at 10:00 a.m. for the purposes set forth in the foregoing Notice of Annual Meeting. The cost of this solicitation will be borne by the Company. The Board has fixed the close of business on August 5, 1998, as the record date for determining the holders of common stock entitled to notice of, and to vote at, the meeting. The Company had outstanding on that date 163,322,362 shares of common stock, each of which is entitled to one vote. A majority of the outstanding shares (81,661,182 shares) present in person or by proxy will constitute a quorum.
     If the enclosed Proxy is properly executed and returned, the shares represented will be voted by the proxies in accordance with the stockholder's directions. If the Proxy is signed and returned without choices having been specified, the shares will be voted FOR the seven nominees described in the following pages and FOR Proposal 2 as set forth in the Notice and described in the following pages. The Proxy may be revoked by the person giving it at any time prior to its use by a written revocation, submission of a later dated Proxy, or in person at the meeting.
     With regard to the election of directors, votes may be cast for nominees or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstention may not be specified on the proposal relating to the election of directors, but abstention may be specified on Proposal 2. Since Proposal 2 requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors, but will have the same effect as a vote against Proposal 2.
     The 1998 Annual Report, Proxy Statement and Proxy are being mailed to stockholders on or about August 7, 1998.
     All applicable information provided in this Proxy Statement has been restated to reflect the three-for-two stock splits effected in the form of 50% stock dividends distributed in May 1998, May 1997 and May 1996.

PROPOSAL 1 - ELECTION OF DIRECTORS
     Seven directors are to be elected to the Board of Directors. The Board of Directors has nominated the persons listed on the following pages for election.
     If elected, each nominee will hold office until the Annual Meeting to be held in 1999 and until his successor is elected and shall qualify.
     The Board of Directors recommends the election of the seven nominees and it is intended that the proxies named (unless otherwise directed) will vote the Proxy FOR the election of these nominees. Although the Board of Directors believes that all of the nominees will be available to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors of the Company. However, the enclosed Proxy cannot be voted for more than seven nominees.

     The following biographies set forth certain information with respect to the nominees for election as directors of the Company, none of whom is related to any other nominee or executive officer.

Nominees For Election
     B. Thomas Golisano, 56, a director since 1979, founded Paychex, Inc., in 1971 and is Chairman, President, and Chief Executive Officer of the Company. He serves on the Board of Trustees of Rochester Institute of Technology and on the boards of several privately held companies. He is former chairman of Greater Rochester Fights Back (a coalition to combat illegal drugs and alcohol abuse), has served on the boards of numerous non-profit organizations, and is founder of the B. Thomas Golisano Foundation.
     Steven D. Brooks, 47, a director since 1995, is a managing director of Donaldson, Lufkin & Jenrette, where he heads the technology industry merger and acquisition group. From 1994 to 1996, he served as head of Global Technology Investment Banking at Union Bank of Switzerland. Prior to 1994, he participated as a principal at Rainwater Inc. and The Powerhouse Group, served in senior investment banking positions at Alex. Brown and Sons and Robertson Stephens and Co., and practiced securities law at Davis Polk and Wardwell in New York City. Mr. Brooks holds seats on the Boards of Directors of QuickResponse Services, Inc., and Veritas Software Corporation, as well as several privately held companies.
     G. Thomas Clark, 60, a director since 1980, retired as Senior Vice President of Finance, Secretary, and Treasurer of Paychex, Inc., in October 1996. He joined Paychex in 1979 after spending eighteen years in the commercial banking business. He currently is a member of the Board of Directors of several privately held companies. He is also a director of Unity Health Systems and the Rochester School of the Holy Childhood.
     Phillip Horsley, 59, a director since 1982, is the founder and Managing Director of Horsley Bridge Partners, a financial services firm founded in 1983, focused on the management of private equity investments for institutional investors.
     Grant M. Inman, 56, a director since 1983, is co-founder and general partner of Inman & Bowman, a private venture capital partnership formed in 1985, with $43.5 million of capital under management. He also serves as a director of the publicly held company Lam Research Corporation, and several privately held companies. Mr. Inman is a trustee of the University of California, Berkeley Foundation and is also a trustee of the University of Oregon Foundation.
     Harry P. Messina, Jr., 65, a director since 1985, has for more than thirty years been a partner in the law firm of Woods, Oviatt, Gilman, Sturman & Clarke LLP, the Company's general counsel. He also serves on the Advisory Board of M & T Bank, the Board of Trustees of St. Joseph's Villa, and the Board of Directors of Rochester Management, Inc., and the Board of Directors of other privately held companies.
     J. Robert Sebo, 62, was elected to the Board of Directors in 1979 after holding many sales and operations positions within the Company. Prior to his retirement in December 1994, he was Senior Vice President/Director of Eastern Operations. In 1974, he started his Paychex franchise operation in Cleveland, Ohio. For fourteen years prior to that he held sales, marketing, and business management positions in the Cadillac Motor Car Division of General Motors Corporation.
Director Not Considered As A Nominee
     Donald W. Brinckman, 67, a director since 1990, has decided not to be considered a nominee for the election of directors at the 1998 Annual Meeting of Stockholders. Mr. Brinckman is the founder and former Chairman and CEO of Safety-Kleen Corp., which was founded in 1968. He also serves on the board of Snap-On Incorporated.

PROPOSAL 2 - APPROVAL OF THE PAYCHEX, INC. 1998 STOCK INCENTIVE PLAN

     On July 9, 1998, the Board of Directors of the Company unanimously adopted a new stock incentive plan for employees, officers, directors and consultants, the Paychex, Inc. 1998 Stock Incentive Plan (the "1998 Plan"), to become effective August 1, 1998, subject to stockholders' approval, and to continue with unlimited duration. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting is required for approval. The following summary of the 1998 Plan does not purport to be complete and is subject to, and qualified in its entirety by, reference to the text of the 1998 Plan annexed hereto as Exhibit A.
     The Board of Directors believes that, in order to attract and retain people of ability and initiative and to provide an incentive for such persons to continue to render outstanding service to the Company, it is in the best interests of the Company and its stockholders to provide them, through the granting of stock options, the opportunity to participate in any appreciation in value of the Company's common stock which may result from their enhanced performance.
     The 1998 Plan authorizes the granting of options to purchase up to 3,473,000 shares of the Company's common stock, of which 473,000 shares were authorized by the stockholders for the 1995 Plan but not optioned (nor will they be optioned under that Plan) and 3,000,000 shares will be newly authorized for options. In addition any shares underlying options under prior Plans which are forfeited, expired or canceled without delivery of shares will be available for option under the 1998 Plan. Similarly, where options are exercised with delivery of pre-owned shares, only the number of shares issued net of the shares tendered will be counted in reducing the maximum number under the 1998 Plan. The number of shares is subject to adjustment as described below. The 1998 Plan will be administered by the Board of Directors ("Board") or by a committee of the Board ("Committee"). The shares subject to the options will be made available from either authorized and unissued shares or previously issued treasury shares. The Committee is authorized to establish rules and regulations for Plan administration; to interpret, correct or amend the Plan and any option granted thereunder; and to terminate the Plan.
     The Committee may grant either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options are available only to employees of the Company and must comply with requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Non-Qualified Stock Options may be granted to employees (including employee-directors) and non-employee directors of the Company and others and are intended not to qualify as Incentive Stock Options. The principal difference between the two types of options relates to their tax treatment (see below).
     The following description will apply to both types of options unless otherwise noted.
     The exercise price per share will be no less than 100% of fair market value of the Company's common stock on the applicable date, as determined by the Committee. The applicable date will usually be the grant date. However, the 1998 Plan allows the Committee when granting Non-Qualified Stock Options to select an applicable date up to 90 days preceding the grant date if it is the date on which the recipient was hired or promoted or experienced a similar singular event. The Committee shall determine the time of exercise and the term of each option when granted. Each option will expire not more than ten (10) years from the date of its grant unless the optionholder dies while the option is exercisable, in which case the option may not expire until one year after date of death. The 1998 Plan permits the payment of the exercise price in cash or by such other means as the Committee may from time to time permit including
(i) as to Non-Qualified Stock Options only, by application of shares already owned by the optionholder (at the fair market value thereof when submitted),
(ii) by payment through so-called "cashless exercise" wherein the optionholder exercises the option and instructs a broker-dealer to sell so many shares as shall be sufficient to pay the exercise price and any tax withholding obligation resulting from the exercise, and (iii) any combination thereof.
     In general, for an option to become exercisable, an employee who is granted an option must remain continuously employed by the Company until the grant becomes exercisable. Upon termination of employment, an Incentive Stock Option which has not otherwise expired will terminate in three months (one year if the optionholder is disabled or dies and three months if he retires). A Non-Qualified Stock Option, unless otherwise expired, will terminate in one year after termination of employment and three years after death, disability or retirement. All shares remaining under an option become exercisable upon termination of employment due to the death or disability, but not the retirement of the optionholder. Nevertheless, if termination of employment was by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or if the Committee makes such a determination after the optionholder's retirement, the option shall be forfeited.
     Stock options are not transferable, except by will or by the laws of descent and distribution. Options which for any reason cease to be exercisable shall be considered terminated. Shares subject to expired or terminated options are again available for grant.
     With limited exceptions, if any change is made in the shares subject to the 1998 Plan or to any option granted thereunder (through merger, reorganization, recapitalization, stock dividend, issuance of subscription rights or similar events), such adjustments or substitutions will be made in the number of shares and exercise price as the Committee deems equitable to prevent dilution or enlargement of option rights.
     The  Board  of  Directors  may amend or terminate  the  1998  Plan  in  all respects, except that without stockholder approval, no such amendment or modification may increase the maximum number of shares reserved for options thereunder (except as described in the preceding paragraph) or reduce the exercise price below fair market value at the applicable date.
     Incentive Stock Options granted under the 1998 Plan are intended to qualify for the special Federal income tax treatment available under Section 422 of the Code. Under this law, no tax is associated with the grant or exercise of an option, rather, the recipient is taxed at a capital gains rate on the sale of shares received on the exercise of an option. In order to obtain this treatment, the optionholder must not dispose of the shares within two (2) years from the date of the grant of the option nor within one (1) year after receipt of the shares upon exercise of the option. If the optionholder does not comply with the required holding periods, the difference between the fair market value of the shares at time of exercise and the exercise price is taxed as ordinary income (rather than capital gain) and the Company is allowed a tax deduction for that amount (a deduction it would not have had if the holding periods were followed). The differential is also considered a tax preference item for purposes of the alternative minimum tax.
     Non-Qualified Stock Options granted under the 1998 Plan will result in no income to the optionholder for Federal income tax purposes upon the grant. Upon exercise of such an option, the optionholder will realize ordinary income in an amount equal to the excess of the fair market value of the stock acquired over the exercise price; and the amount so realized will be deductible by the Company. Upon any sale thereafter, any amount realized in excess of such fair market value will constitute a capital gain.
     The aggregate grant date fair market value of the shares with respect to which a holder of Incentive Stock Options may exercise an option for the first time during any calendar year is $100,000.
     It is contemplated that the shares and options will be registered with the Securities and Exchange Commission following stockholder approval of the Plan.

BOARD MEETINGS AND COMMITTEES
     The Board of Directors of the Company met four times during the fiscal year ended May 31, 1998 ("fiscal 1998"). No director attended fewer than 75% of all meetings of the Board of Directors held during fiscal 1998 or of all meetings of any Committee upon which such director served during fiscal 1998. Non-employee directors are paid $6,000 annually plus $1,000 for each Board meeting attended and $500 for each Committee meeting attended. On October 2, 1997, the non-employee directors were awarded non-qualified stock options under the Paychex, Inc. 1995 Stock Incentive Plan to purchase shares of common stock each at $26.17 per share, the closing market price on the day of the grant. The options extend for ten (10) years and are exercisable to the extent of one-third (1/3) each year, commencing after the end of two years of service. Messrs. Horsley, Inman and Messina received 9,000 shares under option. Mr. Brinckman received 13,500 shares under option. Mr. Brooks received 18,000 shares under option. Messrs. Clark and Sebo received 22,500 shares under option.
     The Executive Committee is comprised of Messrs. Golisano, Clark and Horsley and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company except as limited by law. The Committee met once during fiscal 1998.
     The Audit Committee is comprised of Messrs. Brinckman, Brooks, Clark and Messina. The Committee is responsible for monitoring Management's standards and practices for financial reporting and the effectiveness of the Company's system of internal control. The Committee held two meetings during fiscal 1998.
     The Compensation Committee is comprised of Messrs. Brinckman, Horsley, Inman and Sebo. The Committee makes recommendations with respect to the amount of officers' salaries and grants of stock options to the Company's employees. The Committee met once during fiscal 1998.
     The Investment Committee is comprised of Messrs. Brooks, Horsley and Inman. The Committee is responsible for setting and reviewing investment policies and reviewing the investment portfolio's performance, market risks and credit risks. The Committee met once during fiscal 1998.

REPORT OF THE COMPENSATION COMMITTEE
Compensation of Chief Executive Officer
     The Compensation Committee ("Committee") recommends to the Board of Directors the compensation to be paid to the Chief Executive Officer ("CEO"). In performing that function, the Committee reviews the range and components of compensation paid to CEO's of other public companies. In particular, the Committee looks to those public companies whose size and performance with respect to revenue, earnings per share and stock price are similar to those of Paychex, Inc.
     Mr. Golisano's substantial stock position in the Company assures the Committee of his close identification with the interests of its stockholders. His compensation has been limited to his salary and participation in the Officer Incentive Program discussed on the following page. Each recommended adjustment is reflective in part of the Committee's evaluation of the Company's performance in the three areas discussed above as well as other areas. Adjustments also reflect the Committee's opinion of the impact, both short- and long-term, which Mr. Golisano's creativity, strategic focus and leadership had on these and other factors.
     Mr. Golisano's fiscal 1998 compensation (including base salary and bonus under the Officer Incentive Program) was 9% over that in fiscal 1997. Mr. Golisano's base salary and bonus were based in part on the Company's performance during fiscal 1998. The Company's fiscal 1998 payroll client base increased 12%, service revenues increased 24%, net income increased 36%, diluted earnings per share increased 35%, and dividends paid per common share increased 47% over the prior year's figures.

Compensation of Other Executive Officers
     Recommended compensation for senior executives other than the CEO is determined by the Compensation Committee after the CEO provides the Committee with his evaluation of the performance of each senior officer and his recommendation with respect to salary, bonus and stock options. Committee members discuss his recommendations in light of their own experiences and familiarity with levels and components of compensation for persons with similar responsibilities in other public companies. The goal of the Committee is to compensate fairly for the job done, to reward extraordinary performance or promise and to encourage long-term identification with stockholder interest through the award of stock options under the Company's Stock Incentive Plan. Company performance is also considered.
     The Compensation Committee's recommendations are presented to the Board for discussion and decision. An officer-director whose compensation is being considered is excused from that portion of the meeting. In fiscal 1998, all recommendations of the Committee were approved by the Board.
     The Compensation Committee and the Board have instituted an Officer Incentive Program whereby a portion of the compensation of senior executive officers, including the CEO, is incentive-based and dependent upon the Company's performance. The performance factors, currently net income growth, minimum, target and maximum levels, and bonus percentage of base compensation, are established for the new year within 45 days after the end of the prior fiscal year.

Impact of Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid to certain executive officers to $1 million, unless specified requirements are met. The Compensation Committee has carefully considered the impact of this provision in the Tax Law. At this time, it is the Committee's intention to continue to compensate all officers based on overall performance. The Committee expects that most, if not all compensation paid to officers will qualify as a tax deductible expense. However, it is possible that at some point in the future, circumstances may cause the Committee to authorize compensation that is not deductible.

Compensation Committee Interlocks and Insider Participation
     The Compensation Committee consists of Messrs. Brinckman, Horsley, Inman and Sebo. All members of the Compensation Committee are non-employees of the
Company. None of the Company's executive officers serves on the board of any other entity which employs a member of the Compensation Committee.

OTHER EXECUTIVE OFFICERS OF THE COMPANY
     Daniel A. Canzano, 44, was elected Vice President, Information Technology in April 1993. Mr. Canzano has been with the Company since 1989 and has served as a Zone Sales Manager and Director of Information Technology.
     William Kuchta, 51, joined the Company in February 1995 and was elected Vice President, Organizational Development in April 1996. From 1993 to 1995, Mr. Kuchta was principal of his own consulting firm, and from 1989 to 1993, he served as Vice President of Human Resources of Fisons Corporation.
     John M. Morphy, 50, joined the Company in October 1995 and was elected Vice President, Director of Finance in July 1996 and elected Chief Financial Officer and Secretary in October 1996. Prior to joining the Company, Mr. Morphy served as Chief Financial Officer and in other senior management capacities for over 10 years at Goulds Pumps, Incorporated.
     Eugene R. Polisseni, 58, has served as Vice President, Marketing since April 1989, and for the past several years, has managed the Company's HRS-PEO division. Mr. Polisseni has been with the Company since 1977 and during that period served in various capacities.
     Diane Rambo, 47, was elected Vice President, Electronic Network Services in October 1994. Ms. Rambo has been with the Company since August 1980 and has served as Director of Electronic Network Services and as a Branch Manager.
     Edmund S. Russo, 61, was elected Vice President, Director of Western Operations in April 1989 and Vice President, Director of Operations in October 1994. Mr. Russo joined the Company in January 1987 and prior to being elected Vice President, served as a Regional Manager.
     Walter Turek, 45, has served as Vice President, Sales since April 1989. Mr. Turek has been with the Company since 1979 and has served in various sales management capacities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and beneficial owners of more than 10% of the Company's common stock to file with the Securities and Exchange Commission reports of transactions in the stock. Because of the complexity of the rules, the Company agreed to assume the responsibility for timely filing such reports for those reporting persons who so requested and who agreed to advise the Company promptly of changes in the ownership of the Company's equity securities.
     The  Company  believes  that during the fiscal year  ended  May  31,  1998,
Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, except for a report involving one transaction by Mr. Canzano and a report involving one transaction by Ms. Rambo, each of which were filed late by the Company.

EXECUTIVE OFFICER COMPENSATION
     The following table sets forth all compensation received by the Company's Chief Executive Officer and the Company's four other most highly compensated Executive Officers during the last three fiscal years ended May 31, 1998, 1997 and 1996, respectively.
                          Summary Compensation Table
--------------------------------------------------------------------------------
                                                       Long-Term
                                Annual Compensation  Compensation
                                -------------------  ------------
                                                       Number of
                                                        Common
                                                        Shares
                                                      Underlying
                                                        Options    All Other
Name and Principal         Year   Salary     Bonus      Granted   Compensation
Position                                                              (1)

B. Thomas Golisano         1998  $531,250  $165,000        0        $5,110
Chairman, President &      1997  $490,625  $150,000        0        $5,328
Chief Executive Officer    1996  $465,625   $71,250        0        $4,797

Walter Turek               1998  $228,250  $112,100     22,500      $4,519
Vice President, Sales      1997  $212,500  $109,300     11,250      $4,474
                           1996  $199,375   $59,500     23,625      $4,180

Edmund S. Russo            1998  $245,125   $75,000        0        $5,150
Vice President,            1997  $232,500   $71,100        0        $4,926
Director of Operations     1996  $221,250   $33,750     23,625      $5,081

Eugene R. Polisseni        1998  $228,250   $70,500     13,500      $5,197
Vice President, Marketing  1997  $212,500   $65,100        0        $4,902
                           1996  $201,250   $30,750     23,625      $5,044

John M. Morphy (2)         1998  $214,375   $66,000     30,000      $5,146
Vice President, Chief      1997  $199,375   $61,500     33,750      $3,782
Financial Officer &
Secretary
______________________________
(1) Represents Company contributions to the Paychex, Inc. 401(k) Incentive Retirement Plan and premiums paid by the Company for group term life insurance. For the year ended May 31, 1998, the amount reported consists of the sum of:
(A) contributions to the 401(k) plan in the following amounts: Mr. Golisano - $4,600; Mr. Turek - $4,300; Mr. Russo - $4,915; Mr. Polisseni - $4,978; and Mr.
Morphy - $4,940; and (B) group term life insurance premium payments in the following amounts: Mr. Golisano - $510; Mr. Turek - $219; Mr. Russo - $235; Mr. Polisseni - $219; and Mr. Morphy - $206.
(2) Began with the Company in October 1995 and elected as Vice President, Director of Finance in July 1996 and elected Chief Financial Officer and Secretary in October 1996.

1998 Option Grants Table
     The following table sets forth stock options granted to the Company's Chief Executive Officer and the Company's four other most highly compensated Executive Officers during fiscal 1998. Under Securities and Exchange Commission ("SEC") regulations, companies are required to project an estimate of appreciation of the underlying shares of stock during the option term. The Company has chosen the 5% - 10% formula approved by the SEC. However, the ultimate value will depend on the market value of the Company stock at a future date, which may or may not correspond to the projections below.
                             Individual Grants
                ----------------------------------------  Potential Realizable
                                                                Value at
                 Number of   % of                         Assumed Annual Rates
                  Common     Total                                 of
                  Shares    Options                            Stock Price
                Underlying  Granted  Exercise                 Appreciation
                  Options     to      Price                for Option Term (2)
                  Granted  Employees   Per    Expiration  ---------------------
Name                (1)     in 1998   Share      Date          5%        10%
--------------- ---------- --------- -------- ----------  ---------- ----------
B. Thomas
 Golisano            0        0%        $0                    $0         $0
Walter Turek      22,500     1.8%     $26.17   10/2/2007   $370,262   $938,317
Edmund S. Russo      0        0%        $0                    $0         $0
Eugene R.
 Polisseni        13,500     1.1%     $26.17   10/2/2007   $222,157   $562,990
John M. Morphy    30,000     2.5%     $26.17   10/2/2007   $493,683  $1,251,089
______________________________
(1) Options were granted from the Paychex, Inc. 1995 Stock Incentive Plan established for directors, officers and employees. Options are granted at prices not less than 100% of the fair market value of the common stock at the date of grant, unless the grant is under Section 422A of the Internal Revenue Code, in which case if the employee owns more than 10% of the outstanding common stock, the option price must be not less than 110% of the fair market value. The options granted are exercisable after two years in cumulative annual installments of 33 1/3% and expire ten (10) years from the date of grant.
(2) Represents potential realizable values net of the option exercise price but before any income taxes that the executives may have to pay. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, net of the stock's May 31, 1998 market value, $36.00 per share) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price.

Aggregated Option Exercises In The Last Fiscal Year And Fiscal Year-End Option Values
     The following table sets forth stock options exercised by the Company's Chief Executive Officer and the Company's four other most highly compensated Executive Officers during fiscal 1998, and the number and value of all unexercised options at May 31, 1998. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of the Company's stock on May 31, 1998, which was $36.00 per share.

           Number
             of              Number of Common Shares           Value of
           Common            Underlying Unexercised          Unexercised
           Shares    Net           Options at           In-The-Money Options at
          Acquired  Value         May 31, 1998             May 31, 1998 (2)
             on    Realized -------------------------  -------------------------
Name      Exercise   (1)    Exercisable Unexercisable  Exercisable Unexercisable
--------- -------- -------- ----------- -------------  ----------- -------------
B.
 Thomas
 Golisano     0      $0          0            0             $0           $0
Walter
 Turek     6,000   $225,150   490,663       59,625     $16,283,142    $969,499
Edmund S.
 Russo        0      $0       204,893       32,625      $6,406,185    $843,583
Eugene R.
 Polisseni    0      $0        66,601       39,375      $1,946,755    $780,999
John M.
 Morphy       0      $0          0          63,750          $0        $594,999
______________________________
(1) Represents market value of the Company's common stock at exercise date less the exercise price.
(2) Represents market value ($36.00 per share) of the Company's common stock at May 31, 1998, less the exercise price.

Performance Graph
     The following graph shows a five-year comparison of the total cumulative returns of investing $100 on May 31, 1993, in Paychex, Inc., common stock, the S&P Midcap 400 Index, and the S&P Services (Data Processing) Super Composite ("S&P S(DP)") Index. The S&P Midcap 400 Index represents a broad market group in which the Company participates. The S&P S(DP) Index was chosen as having a representative peer group of companies for the 1998 Proxy Statement, and includes Paychex, Inc. All comparisons of stock price performance shown assumes reinvestment of dividends.

               Measurement
                  Point
May 31,           1993     1994    1995    1996    1997    1998
Paychex, Inc.     $100     $120    $167    $377    $475    $704
S&P S(DP)         $100     $117    $150    $210    $208    $238
S&P Midcap 400    $100     $104    $118    $152    $179    $233

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS
     The following table contains information as of June 30, 1998, with respect to the beneficial ownership of common stock of the Company by each director and nominee for director of the Company, by each of the executive officers of the
Company named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Under the rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit. To the knowledge of the management of the Company, no person other than B. Thomas Golisano, beneficially owned as of June 30, 1998, more than 5% of the outstanding shares of the Company's common stock.
                                                Of Shares       Of Shares
                                              Beneficially     Beneficially
                      Amount of               Owned, Shares   Owned, Shares
                     Beneficial                That May Be   Disclaimed as to
                    Ownership of  Percent of Acquired Within    Beneficial
Name                Common Stock  Class (1)      60 Days      Ownership (2)
------------------- ------------  ---------- --------------- ----------------
More than 5%
 owners:
  B. Thomas
   Golisano          18,706,353     11.4%                      230,253 (3)
  911 Panorama Trail South
  Rochester, New York 14625

Directors:
  B. Thomas
   Golisano          18,706,353     11.4%                      230,253 (3)
  Donald W.
   Brinckman           84,375        (4)
  Steven D. Brooks     12,750        (4)         11,250
  G. Thomas Clark      505,454       (4)                       345,331 (3)
  Phillip Horsley      229,671       (4)         53,158           8,155
  Grant M. Inman       253,130       (4)         53,158           6,804
  Harry P.
   Messina, Jr.        271,645       (4)         53,158          184,173
  J. Robert Sebo      2,907,874      1.8%                         7,534

Named Executive
 Officers:
  Walter Turek         606,714       (4)         490,663
  Edmund S. Russo      236,068       (4)         204,893
  Eugene R.
   Polisseni          3,504,894      2.1%        66,601          416,569
  John M. Morphy        1,198        (4)

All Directors and
 Officers of the
 Company as a
 Group (15 persons)  27,350,274     16.6%       1,149,974        968,716
______________________________
(1) Based upon the number of shares of common stock outstanding as of June 30, 1998, including shares which may be acquired within 60 days by exercise of options. The shares which may be acquired within 60 days by exercise of options are considered outstanding only when determining the amount and percent owned by the applicable individual or group.
(2) Included in this column are shares with respect to each individual which are directly owned by certain relatives with whom they are presumed to share voting and/or investment power, and as to which the individual disclaims beneficial ownership.
(3) Mr. Golisano and Mr. Clark are trustees of a foundation that owns 230,253 shares for which beneficial ownership is disclaimed.
(4)  Indicates percentage is less than 1%.

INDEPENDENT PUBLIC ACCOUNTANTS
     The Company's independent public accountant since 1983 has been Ernst & Young LLP. Management expects to re-appoint this firm for fiscal 1999. However, it will not seek stockholder approval or ratification. Representatives of Ernst & Young LLP are expected to be present at the stockholders' meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

OTHER MATTERS AND INFORMATION
     As of the date of this Proxy Statement, Management does not intend to present, and has not been informed that any other person intends to present, any matter for action at the meeting other than those described in this Proxy Statement. If any other matters properly come before the meeting, it is intended that the persons named in the enclosed Proxy will vote the Proxy on such matters in accordance with their best judgment.
     The  cost  of  solicitation of Proxies will be paid  by  the  Company.   In
addition to solicitation by use of mails, some of the officers and regular employees of the Company, without extra remuneration, may solicit Proxies personally or by telephone, telegraph or cable. The Company will reimburse any banks, brokers and other custodians, nominees and fiduciaries for their expenses in forwarding Proxies and Proxy solicitation material to the beneficial owners of the shares held by them.

PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
     Stockholder proposals for inclusion in the Proxy Statement for the next Annual Meeting of Stockholders must be received by the Company at its executive offices on or before April 9, 1999.

                                   BY ORDER OF THE BOARD OF DIRECTORS




                                   John M. Morphy
                                   Secretary

Rochester, New York
August 7, 1998

                                    EXHIBIT A

                                  PAYCHEX, INC.
                            1998 STOCK INCENTIVE PLAN

Section 1.     Purposes
     The purposes of the Paychex, Inc. 1998 Stock Incentive Plan (the "Plan") are to provide, through options to purchase Paychex, Inc. $.01 par value common stock ("Stock"), long-term incentives and rewards to employees, directors or other persons responsible for the success and growth of Paychex, Inc. and its subsidiary corporations (the "Company"), to attract and retain such persons on a competitive basis and to associate the interests of such persons with those of the Company.

Section 2.     Effective Date/Duration
     The Plan will become effective August 1, 1998 and shall be submitted for approval by the Company's stockholders within 12 months of the effective date. The Plan is unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any options under it are outstanding; provided, however, that to the extent required by the Internal Revenue Code of 1986, as amended (the "Code"), no Incentive Stock Options may be granted under the Plan on a date that is more than ten (10) years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

Section 3.     Administration of the Plan
      a) Committee. The Plan will be administered by a Committee appointed by the Board of Directors ("Board") of the Company which shall consist of no less than three of its members, all of whom shall not be (or formerly have been) employees of the Company (the "Committee"); provided, however, the Board may assume, at its sole discretion, administration of the Plan.
      b) Powers and Authority. The Committee is authorized, with respect to those persons to whom it is authorized to grant options, to establish such rules and regulations as it deems necessary for the proper administration of the Plan; to make such determinations and interpretations and to take such action in connection with the Plan and any options granted under the Plan as it deems necessary or advisable; to correct any defect, supply any deficiency and reconcile any inconsistency in the Plan or any Stock Option Agreement; and to amend the Plan to reflect changes in applicable law. The Committee may designate one or more persons to implement its rules, regulations and determinations. All determinations of the Committee shall be by a majority of its members and its determinations shall be final, conclusive and binding on all concerned. The Committee from time to time, and whenever requested, will report to the Board on its administration of the Plan and the actions it has taken. The expenses of administering the Plan will be paid by the Company.

Section 4.     Shares Subject to the Plan
      a) Maximum Shares Available for Delivery. Subject to Section 4(c), the maximum number of Shares that may be delivered to participants and their beneficiaries under the Plan shall be equal to the sum of (i) 3,000,000, (ii) any Shares available for future options under the Company's 1995 Stock Incentive Plan as of the effective date of this Plan, and (iii) any Shares that are represented by any options granted under any prior plan of the Company which are forfeited, expired or are canceled without the delivery of Shares or which result in the forfeiture of Shares back to the Company. Any Shares covered by an option (or portion of an option) granted under the Plan which is forfeited or canceled or expires shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Similarly, if any stock option is exercised by tendering Shares, either actually or by attestation, to the Company in full or partial payment in connection with the exercise of a stock option under this Plan or any prior plan of the Company, only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan. Further, Shares issued under the Plan through the assumption or substitution of outstanding options as a result of acquiring another entity shall not reduce the maximum number of Shares available for delivery under the Plan. Shares may be authorized, unissued shares or Treasury shares.
      b) Other Plan Limit. Subject to Section 4(c), the maximum number of Shares that may be delivered through stock options intended to comply with
Section 422 of the Internal Revenue Code ("Incentive Stock Options") shall be 3,000,000.
      c) Adjustment for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Share such that an adjustment or adjustments to outstanding options are required to preserve (or prevent the enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems equitable, adjust (i) the number and kind of shares which may be delivered under the Plan and (ii) the exercise price of outstanding stock options.

Section 5.     Grant of Options
      a) Factors. In making its determination as to whether an option will be granted under the Plan and the number of shares to be subject to each option, the Committee may take into account the duties of the employee, director or consultant, the present and potential contributions of that person to the success of the Company, and other factors which members of the Committee, in their discretion, consider to be reasonable and appropriate in connection with accomplishing the purposes of the Plan.
      b) Types of Options. The Committee shall determine whether the option shall be an Incentive Stock Option or a Non-Qualified Stock Option (being an option whose terms are not intended to meet the requirements of an Incentive Stock Option); provided, however, that Incentive Stock Options shall be awarded only to employees of the Company.
      c) Option Price. For Plan purposes, all stock options shall have an exercise price which is equivalent to the closing price of a share of Stock ("Share") on the applicable date as determined by the Committee, or if shares are not traded on such date, the closing price on the next preceding day on which such stock is traded. The applicable date shall be the date on which the option is granted, except that with regard to Non-Qualified Stock Options only, the Committee may provide that the applicable date may be the day on which an award recipient was hired, promoted or such similar singular event occurred, provided that the grant of such an award occurs within ninety (90) days following such applicable date.
      d) Payment. The Shares covered by a stock option may be purchased by means of a cash payment or such other means as the Committee may from time to time permit, including (i) for Non-Qualified Stock Options only, tendering (either actually or by attestation) Shares valued using the market price at the time of exercise, (ii) authorizing a third party to sell Shares (or a sufficient portion thereof) acquired upon exercise of a stock option and to remit to the Company a sufficient portion of the proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise, or (iii) any combination of the above.
      e) Exercisability. An option shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. However, all Shares remaining under an option shall become exercisable upon termination of employment due to the death or disability, but not the retirement of the option holder [see Section 5(f)].
      f) Expiration Date. An option shall expire on the earliest to occur of the following:
           (i) the 10 year anniversary of the date on which the option is granted, or such earlier date as may be determined by the Committee;
           (ii) if the option holder's date of termination of employment occurs by reason of death, disability or retirement, the three-year anniversary of such date of termination; unless the option is an Incentive Stock Option in which case if the date of termination occurs by reason of death or disability, the one-year anniversary of such date of termination and if by reason of retirement, the three month anniversary of such date of termination; and
           (iii) if the option holder's date of termination of employment occurs for reasons other than retirement, death or disability, the three month anniversary of such date of termination for Incentive Stock Options and the one year anniversary of such date for Non-Qualified Stock Options. Notwithstanding the foregoing, if the option holder dies while the option is exercisable, the expiration date may be later than the dates set forth above in this Section 5(f), provided that it is not later than the first anniversary of the date of death. Nevertheless, an option holder whose employment is terminated by reason of conduct which the Committee determines to have been knowingly fraudulent, deliberately dishonest, disloyal or willful misconduct, or who engages in such conduct (including violation of any agreement with the Company) after retirement, shall forfeit all rights under the option. For purposes of this
Section 5(e), "disability" shall mean a condition whereby the option holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which is or can be expected to be permanent, all as verified by a physician acceptable to, or selected by, the Company. For purposes of this
Section 5(f), the term "retirement" shall mean retirement at 55 years of age or later with 10 or more years of continuous (uninterrupted) employment (full-time or part-time) with the Company.
      g) Transfer. Options are not transferable, except as designated by the option holder by will or by the laws of descent and distribution, or as otherwise provided by the Committee.
      h) Evidence. The options shall be evidenced by Stock Option Agreements or Certificates in such form as the Committee shall approve from time to time, which Agreements and Certificates shall conform to the Plan, as the same may be amended by the Committee.

Section 6.  Government Regulations
      The Plan, the options and the Stock under option will be subject to all applicable Federal and State statutes, rules and regulations, including, without limitation, all applicable Federal and State securities laws. If, in the opinion of the Company's counsel, the transfer, issue or sale of any shares of its Stock under the Plan is not lawful for any reason, the Company will not be obliged to transfer, issue or sell any Stock and, subject to Section 8, the Committee may amend the Plan or any Option Agreement to conform to the requirements of applicable statutes, rules and regulations.

Section 7.  Other Limitations
           (a) The granting of any option under this Plan will be solely at the discretion of the Committee and neither the adoption of the Plan nor any of the terms and provisions herein will give, or be construed to give, any director, officer or other employee or other person any right to participate in the Plan or to receive any options under it.
           (b) The adoption of the Plan and the granting of an option under it will not constitute an understanding or agreement, express or implied, upon the part of the Company to employ or otherwise continue the services of the recipient of the option for any specified time.

Section 8.  Termination and Amendment of the Plan
      The Board of Directors of the Company may at any time amend or terminate the Plan, except that (a) no amendment will adversely affect an option previously granted without the consent of the affected option holder; and (b) without the approval of the Company's stockholders, the Board shall not increase the maximum number of Shares subject to the Plan (except as provided in Section 4(c)) nor provide for an exercise price of less than fair market value.

Section 9.  Laws Governing

      The validity and construction of the Plan and all determinations made and actions taken pursuant hereto, as well as any Agreement or Certificate made under it, to the extent that Federal laws do not control, will be governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

                                  PAYCHEX, INC.

                                      PROXY

     The undersigned hereby appoints B. THOMAS GOLISANO and JOHN M. MORPHY, or any one of them, with full power of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on October 1, 1998, and at any adjournment thereof, with all the powers which the undersigned would possess if personally present to vote all shares of stock which the undersigned may be entitled to vote at said meeting.

I.   ELECTION OF DIRECTORS

[  ]     FOR all Nominees           [  ]     WITHHOLD all Nominees

B. Thomas Golisano, Steven D. Brooks, G. Thomas Clark, Phillip Horsley, Grant M. Inman, Harry P. Messina, Jr. and J. Robert Sebo.

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CIRCLE SUCH NOMINEE'S NAME. YOUR PROXY WILL BE VOTED FOR THE REMAINDER.)



II.  ADOPTION OF THE PAYCHEX, INC. 1998 STOCK INCENTIVE PLAN

[  ]     FOR            [  ]     AGAINST            [  ]     ABSTAIN



THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS. PLEASE DATE, SIGN AND RETURN IT IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED, THE SHARES REPRESENTED BY THIS PROXY SHALL BE VOTED "FOR" THE SEVEN NOMINEES, AND "FOR" PROPOSAL II.






Dated:    ______________________________, 1998

Signed:   ______________________________

(Name of Stockholder to be signed exactly as it appears on this proxy)